Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com
News Release

AMGEN ANNOUNCES TERMINATION OF POISON PILL

EFFECTIVE JULY 31, 2006

THOUSAND OAKS, Calif., — July 11, 2006 – Amgen (NASDAQ:AMGN) announced today that the company’s board of directors has voted unanimously to terminate the company’s stockholder rights plan, commonly referred to as a “poison pill.” Originally scheduled to expire on December 12, 2010, the plan has been amended to accelerate the expiration date to July 31, 2006, effectively terminating the plan as of that date.

Amgen’s board has also established a policy providing for stockholder approval for any future stockholder rights plan, either prior to or within twelve months after adoption. The full text of the policy will be available on the Corporate Governance page under the “Investors” tab on Amgen’s website at www.amgen.com.

# # #

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a broad and deep pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (Media)
Arvind Sood, 805-447-1060 (Investors)